UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): January 22, 2009

001-33635

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2009, Dr. Ronald I. Simon resigned as a member of the Board of Directors of Cardium Therapeutics, Inc. (“Cardium”) for personal reasons. Dr. Simon was a member of the Audit and Compensation Committees and served as the Chairman of the Audit Committee.

Dr. Simon has vested options to purchase 74,988 shares of Cardium’s common stock at an exercise price of $2.75, which, as a result of his resignation, will expire on April 22, 2009 if Dr. Simon elects not to exercise such options by such date. Dr. Simon also had unvested options to purchase 25,012 shares of Cardium’s common stock that were cancelled effective upon his resignation.

Item 8.01	Other Events.

As previously reported, on December 23, 2008, Cardium received a notice from the staff of the NYSE Alternext USA LLC (the “Exchange”) that, based on their review of publicly available information, Cardium did not meet certain of the Exchange’s continued listing standards. To maintain the listing of Cardium’s common stock on the Exchange, Cardium was required to submit a plan by January 23, 2009, advising the Exchange of the actions Cardium has taken, or will take, that would bring it into compliance with the Exchange’s continued listing standards. On January 23, 2009, Cardium submitted its plan to the Exchange. If the plan is not acceptable to the Exchange or Cardium does not ultimately reestablish compliance within the required timeframes, the Exchange could initiate delisting proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: January 28, 2009	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer